Video Action Sports
211 Tank Farm Rd.
San Luis Obispo, CA 93401
Phone: (805) 543-4812
Fax: (805) 541-8544

Established in 1988

LICENSE AGREEMENT

Date: November 15, 2002

Cesar Chatel, President
Rebel Crew Films, Inc.
369 S. Doheny Drive, Suite 257
Beverly Hills, CA 90211
Phone: 800.503.6101 Fax: 310.551.1036 E-mail: rebelcrewfilms@earthlink.net

The following constitutes our agreement ("**Agreement**") with respect to sales and distribution of the REBEL CREW FILMS ("**Producer**") home video production, presently entitled *"SANTO: EL ENMASCARADO DE PLATA 'INFRATERRESTRE'"* (the "**Program**"):

1. Payment
VAS Entertainment/Rise Above Entertainment ("**VAS/RA**") agrees to pay Producer a 50% royalty on the Gross Sales less Duplication Costs for each unit of the Program sold. "Gross Sales" shall include all revenue received by VAS/RA in sales of the Program, adjusted for returns and bad debt write-offs. "Duplication Costs" shall include the cost of duplication and packaging of each unit of the Program, and is estimated to be $1.66 for each video/DVD manufactured. Royalty payments shall be paid sixty (60) days following the end of the month in which the sale, return, or bad debt write-off was made. Any royalty payments of less than $50 shall be carried over and added to the next payment due. VAS/RA will provide a computer-generated report monthly, listing all sales with source and royalty amount due. After royalty payment amounts due fall below $50 per month on a consistent basis, royalty payment plan will be transferred to quarterly payment plan, whereas VAS/RA will provide Producer a computer-generated report quarterly listing all sales with source and royalty amount due. The U.S. suggested retail price for the Program will be set at $14.95 VHS and $19.95 DVD and the U.S. dealer price at $5.98 VHS and $7.98 DVD (60% discount from the suggested retail price), although VAS/RA may sell at a lower dealer price for special promotions or to increase sales. International and mainstream pricing may be lower. DVD EXAMPLE: At the U.S. dealer price of $7.98, Producer would receive as follows: $7.98 ***(dealer price)*** less $1.66 ***(estimated dup. cost)*** = $6.32 x 50% ***(royalty percentage)*** = $3.16.

2. Rights Granted
Producer hereby grants VAS/RA the ***exclusive worldwide*** *(a list of retailers is included in Exhibit A attached hereto and incorporated herein by this reference)* right, license and privilege to duplicate, manufacture and distribute copies of the Program for "home video" use, including, but not limited to video, DVD, VCD, web streaming, and in all similar "home video" mediums invented or not yet invented; provided, however, Producer reserves for itself the worldwide non-exclusive right to sell the Program into the core market (i.e. independently owned video retailers) and may purchase videos/DVDs from VAS/RA for this purpose at the cost of $0.50 (fifty cents) over VAS/RA's duplication costs; provided, however no royalties shall be payable to Producer from VAS/RA on any such purchases made by Producer. The VAS/RA release date for Program is scheduled for **March 2003** (the "**Release Date**"). Failure to release the Program on such date may result in loss of sales. Producer further grants to VAS/RA the right to advertise, exploit, manufacture, sub-license, sell, promote and market the Program for a period of **three (3)** years commencing from the signature date of this contract (the "**Term**"). At the end of the Term, VAS/RA and Producer may either cancel this agreement or renegotiate new terms. If neither party notifies the other party at least sixty (60) days prior to the end of the Term of a different intent then this Agreement will automatically be renewed, with the royalty rate staying at the rate detailed above in Section 1 (Payment) for one-year terms in perpetuity. Both parties shall possess the non-exclusive right to sub-license clips of the Program as "stock footage", subject to any restriction to such rights as contained in the agreement between Producer and the copyright proprietor of the Program, and the parties shall equally share, on

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a 50/50 basis, the revenues received by the parties from such "stock footage" licensing. The parties further agree to equally share, on a 50/50 basis, all sponsorship revenues received by the parties from third-party sponsors and/or endorsers of the Program.

3. DVD Authoring

VAS/RA agrees to author the DVD version of the Program for Producer at no charge as a contribution to the project; provided, however, if the DVD version of the Program requires multilanguage or sub-title sections / elements, it is understood that such cost will be shared equally between VAS/RA and Producer. DVD authoring may include: the original Program, bonus features, links to sponsors, trailers for other titles and other content related to the Program. VAS/RA shall have the right, at its discretion, to stop all production and return all content to Producer if there is an unreasonable amount of changes or other interruptions by Producer in the DVD authoring process. VAS/RA will produce a DLT master for the replication process. VAS/RA is under no obligation to complete this DVD authoring if there are any delays by Producer in providing original content, bonus footage and/or any other agreed upon content. Producer will provide the original content, bonus footage and any other graphics no later than **January 1, 2003**. All DVD content shall remain the property of Producer and Producer warrants the content as provided in Section 12 (Indemnity). A Rise Above logo and commercial will be included in the Program and will be at the discretion of VAS/RA with meaningful consultation with Producer.

4. Reserve

For the first six (6) months following the Release Date, VAS/RA will hold twenty-five percent (25%) of the monthly royalties in reserve and will hold a fifty percent (50%) reserve for all mass retailers (i.e. Target, Walmart) to offset potential returns. Any reserve amount not offset by returns during this period will be paid to Producer six months after the accounting period in which the reserve was held. For example, for sales generated during the month of March 2003 said reserve will be paid back to Producer in September 2003.

5. Market Development: Mainstream

The parties acknowledge and agree that an entity purchasing copies of the Program (a "**Purchaser**") may request that VAS/RA contribute monies toward a marketing development fund ("**MDF**"), which the Purchaser will use toward the sale and/or promotion of sales of the Program. The parties agree to share equally, on a 50/50 basis, the costs of any MDF that are attributable to the sale or promotion of the Program, and Producer acknowledges that the costs associated with a MDF may be payable either in the form of (a) an advance payment by VAS/RA to the Purchaser or (b) a per-unit reduction in price on the sales invoice to the Purchaser. In the event the costs associated with a MDF transaction are required to be paid in advance, Producer's 50% share of such cost will be deducted from royalties otherwise payable to Producer in the accounting period during which such MDF costs were advanced by VAS/RA. Producer will be provided with appropriate documentation of all MDF transactions.

6. Direct Response

In the event VAS/RA launches a direct response ("**DR**") marketing and sales campaign for the Program, VAS/RA shall consult meaningfully with Producer regarding the manner in which VAS/RA markets and sells the Program in such DR campaign. VAS/RA shall be responsible for creating any and all DR materials of Program and will pay for such. All revenues generated from said DR campaign will go towards recoupment of all DR materials and any media buy related expenses before any royalties are paid to Producer.

7. Master Tapes

Producer will produce and deliver a BetaSP, DV, or Digital Beta duplication master for the Program (the "**Master**") to: VIDEO ACTION SPORTS, ATTN: Desiree McLin, 211 Tank Farm Road, San Luis Obispo, CA 93401, at its sole cost and expense. The master must be clearly labeled with the title of the Program and running time. In addition, Producer agrees to send VAS/RA a trailer or opening segment (no more than five minutes in length) of the Program (the "**Trailer**") to VAS/RA on DVCAM mini or DV SP (no DVC Pro) for use in promotion of the Program. The Trailer should be a PG-rating with no questionable content (i.e. nudity, vulgar language/behavior, etc.). Producer agrees to complete delivery of the Master and Trailer to VAS/RA no later than **January 1, 2003** (the "**Delivery Date**"). Failure to meet said Program deadlines might result in loss of sales of the Program.

8. Program Packaging

Producer shall send all video and/or DVD packaging artwork to VAS/RA. VAS/RA must approve all packaging artwork prior to production, such approval not to be unreasonably withheld. The VAS/RA logo(s), phone number, fax number, and web address must appear on the back of the packaging, along with a UPC code in the upper right hand corner as per industry standards. If Producer does not have the ability to create a UPC code, then

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VAS/RA will supply one free of charge. VAS/RA will produce final art film and send it to the printer for packaging manufacture. The cost of packaging manufacture will be included in the Duplication Costs set forth above, and will not be deducted separately from Producer's royalties. Artwork is due at VAS/RA no later than **December 1, 2002**. Failure to meet said Program deadlines might result in loss of sales of the Program.

9. Music Rights
Producer warrants that the music used in the Program has been officially licensed for use in the Program. Producer understands that it is Producer's sole responsibility to secure rights for all music used in the Program, and agrees to indemnify and hold harmless VAS/RA and its agents and representatives from and against any and all liability, loss, damage, cost and expense (including attorney's fees) arising out of or relating to any use by Producer of uncleared music. VAS/RA agrees to use the music only in conjunction with the Program. Producer is required to complete a music cue sheet supplied by VAS/RA (attached).

10. International Sales
Videos sold through sub-distributors internationally may be subject to mechanical reproduction rights fees regarding the music included in the Program. These fees will be deducted from royalties paid on sales subject to these fees. For all countries that require a mechanical reproduction music royalty to be paid, there will be a deduction of 2.63%, which will lower the royalty rate to 47.37% from the 50% outlined in Section 1 per unit of the Program sold.

11. Performance
Producer hereby agrees that the Program will be of professional quality and will be a minimum of fifty (**50**) minutes long.

12. Indemnity
Producer hereby warrants that it has full power and authority to grant the rights set forth in this agreement to VAS/RA, that the rights have not been granted to any other party ***and that the Program does not infringe upon the copyright or other rights of any other party***. Producer agrees to indemnify and hold harmless VAS/RA and its agents and representatives from and against any and all liability, loss, damage, cost and expense (including attorney's fees) arising out of or relating to the content or perceived content of the Program, or any breach or alleged breach by Producer of any warranty or representation contained herein, except to the extent of any materials inserted into the Program by VAS/RA.

13. Right of First Refusal
VAS/RA shall have first right of refusal on future programs produced by Producer regarding the same subject matter as contained in the Program, based on the terms outlined in this Agreement. Producer agrees to give VAS/RA at least forty-five (45) days written notice of Producer's intended release of such new programs. Producer agrees to provide VAS/RA with a screening tape and give VAS/RA seven (7) days to make a competitive offer for rights to the new program. Any programs produced by Producer as work for hire for a third party is not included in this agreement, only programs to be marketed through retail stores.

14. Audit
Upon fourteen (14) days' written notice from Producer, VAS/RA will permit an independent auditor selected by Producer to review the books and records that specifically relate to VAS/RA sales of the Program, and any calculations of royalties pursuant to this agreement. The parties agree, however, that such inspections shall only take place during normal business hours at the premises of VAS/RA, and shall not occur more than once in a 12-month period; provided, however, in the event an audit reveals a discrepancy of at least five percent (5%) in Producer's favor, then Producer shall have the right, but not the obligation, to conduct an audit of VAS/RA's books of accounting each accounting period until such time as no such discrepancy is shown for three (3) consecutive accounting periods.

15. Jurisdiction
This contract shall be construed and enforced in accordance with, and the laws of the county of Los Angeles, in the state of California, USA, shall govern the rights of the parties. Each party adjourns to the jurisdiction of the courts of California.

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16. Good Intentions
Both VAS/RA and Producer hereby state their good intentions towards starting and maintaining a profitable business relationship. Should any difficulties or alleged breach of contract arise, each party agrees to make a good faith effort to resolve it through sincere dialogue with the other party.

17. Counterparts; Facsimile Signatures:
The parties may execute counterparts of this Agreement. Once all counterparts have been signed by all parties hereto, this Agreement shall be fully effective and binding on the parties as if a single copy of this document had been executed by all parties hereto. Facsimile signatures shall be binding the same as if they were original signatures.

18. Entire Agreement
This Agreement contains the entire understanding between the parties on the subject matter contained herein, and supersedes all prior and contemporaneous agreements on such subject matter. This Agreement may not be amended except by a written document signed by both parties

Our signatures below indicate our APPROVAL and ACCEPTANCE of the above.

("VAS/RA")
VAS ENTERTAINMENT/
RISE ABOVE ENTERTAINMENT

BY: Jeff Reynolds
Jeff Reynolds, President

Date: 11/19/02

("Producer")

REBEL CREW FILMS, INC,

BY: C. Chatel
Cesar Chatel, its President

Date: 11/15/02